Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in this Registration Statement on Form S-3/A of our report dated March 27, 2020 relating to the consolidated financial statements of Seneca Biopharma, Inc. (formerly known as Neuralstem, Inc.) referenced in this Registration Statement. We also consent to the reference of our Firm under the caption “Experts” in such Registration Statement.

/s/ Dixon Hughes Goodman LLP

Baltimore, Maryland

March 27, 2020